CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Managed Accounts Portfolios Trust of our report dated September 27, 2023, relating to the financial statements and financial highlights, which appears in Municipal Total Return Managed Accounts Portfolio, Nuveen Core Impact Bond Managed Accounts Portfolio, Nuveen Emerging Markets Debt Managed Accounts Portfolio, Nuveen High Yield Managed Accounts Portfolio, Nuveen Preferred Securities and Income Managed Accounts Portfolio and Nuveen Securitized Credit Managed Accounts Portfolio’s Annual Report on Form N-CSR for the year ended July 31, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
November 27, 2023